EXECUTION VERSION

PUT AGREEMENT

This PUT AGREEMENT (this “Agreement”) dated as of October 11, 2019 (the “Effective Date”), is entered into by and among ARC Group, Inc., a Nevada corporation (the “Parent”), ARC WingHouse, LLC, a Florida limited liability company (“Purchaser” and, together with Parent, “Company”) and Soaring Wings, LLC, a Florida limited liability company (“Soaring Wings”). All capitalized terms used but not defined in this Agreement have the meanings assigned to them in the Asset Purchase Agreement (as defined below).

Background

On the Effective Date, Purchaser, a subsidiary of Parent, purchased the WingHouse Bar & Grill casual restaurant chain from Soaring Wings and its subsidiaries pursuant to that certain Asset Purchase Agreement, dated as of October 11, 2019, by and among the Purchaser, Parent, Soaring Wings, and the other parties listed therein (the “Asset Purchase Agreement”).

As partial consideration for the Purchased Assets, Parent is required to deliver ARC Stock to Soaring Wings on each of the first three anniversaries of the Effective Date, with the number of shares of ARC Stock delivered on each anniversary to be equal to the quotient of $1,000,000 divided by the applicable per share price: (i) 1st anniversary, $1.40 per share; (ii) 2nd anniversary, $2.00 per share; and (iii) 3rd anniversary, $3.00 per share (the “ARC Stock Consideration”), subject to the terms and conditions in Section 1.2(c) of the Asset Purchase Agreement.

If the ARC Stock is not listed on the NYSE, NASDAQ Global Select Market, NASDAQ Global Market and NASDAQ Capital Market on any of the 1st, 2nd or 3rd anniversaries of the Closing (the first such anniversary referred to as a “Listing Failure Anniversary”), then, unless Soaring Wings elects otherwise in accordance with Section 1.2(c) of the Asset Purchase Agreement, Purchaser shall pay $1,000,000 cash to Soaring Wings on the Listing Failure Anniversary and each anniversary of the Closing after a Listing Failure Anniversary (if any), ending on the 3rd anniversary of the Closing in full satisfaction of Parent’s obligation to deliver ARC Stock to Soaring Wings on the Listing Failure Anniversary and each anniversary thereafter, ending on the 3rd anniversary.

Notwithstanding the existence of a Listing Failure Anniversary, Soaring Wings may, in its sole discretion, elect to receive ARC Stock on the Listing Failure Anniversary and/or any anniversary after the Listing Failure Anniversary in lieu of a $1,000,000 cash payment as provided in Section 1.2(c) of the Asset Purchase Agreement by providing Purchaser with written notice no less than thirty (30) days before the Listing Failure Anniversary or subsequent anniversary, as applicable, with the amount and timing of ARC Stock to be delivered following such election in accordance with the first sentence of such section.

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It is expressly agreed and understood by the Company that Soaring Wings and its subsidiaries willingness to sell the WingHouse Bar & Grill restaurant chain to Purchaser are conditioned on the Company’s execution and delivery of this Agreement and that Soaring Wings and its subsidiaries would not have entered into the Asset Purchase Agreement or sell the WingHouse Bar & Grill restaurant chain to Purchaser without this Agreement.

Operative Terms

The Company and Soaring Wings agree as follows:

1. Soaring Wings’ Put Right.

(a) Put Right. Subject to the terms and conditions of this Agreement, Soaring Wings shall have the right (but not the obligation), upon written notice to Parent (the “Put Notice”) given at any time before the Put Deadline (as defined below), to force Parent to purchase, for cash, at the Put Closing (as defined below), all or any portion of the shares of ARC Stock received by Soaring Wings under Section 1.2(c) of the Asset Purchase Agreement or Section 15 of this Agreement. In the event Soaring Wings receives ARC Stock pursuant to Section 1.2(c) of the Asset Purchase Agreement and puts all of such ARC Stock to Parent, then the amount payable by Parent to Soaring Wings at the Put Closing shall be equal to the Put Price (as defined below). In the event Soaring Wings elects to put only a portion of such shares to Purchaser, either because Soaring Wings received Contingent Cash Consideration on one or more of such anniversaries, Soaring Wings sold some of the ARC Stock, Soaring Wings elected to retain some of the ARC Stock and put only a portion of the ARC Stock to Parent, and/or for any other reason, then the amount payable by Parent to Soaring Wings at the Put Closing will calculated in the following manner: (x) the Put Price, multiplied by (y) a fraction, the numerator of which is the number of shares of ARC Stock put to Parent by Soaring Wings hereunder, and the denominator of which is the number of shares of ARC Stock received by Soaring Wings under the Asset Purchase Agreement had Soaring Wings received ARC Stock on each of the 1st, 2nd and 3rd anniversaries of the Closing Date. Upon the mutual written agreement of Parent and Soaring Wings, the deadline for Soaring Wings delivering the Put Notice may be extended beyond the Put Deadline, in which case the Put Closing will be a day selected by the Parent and Soaring Wings (but in no event later than 14 days after the end of new Put Deadline). The amount payable by Parent to Soaring Wings at the Put Closing shall be referred to herein as, the “Put Payment”.

(b) Certain Definitions. For the purposes of this Agreement, “Put Price” shall mean an amount equal to: (i) $6,000,000.00, less (ii) the aggregate dividends (if any) received by Soaring Wings from the Parent attributable to any shares of ARC Stock received by Soaring Wings under Section 1.2(c) of the Asset Purchase Agreement and not required to be paid to Lender pursuant to the Subordination Agreement, less (iii) the aggregate Distributions (other than Tax Distributions) made by Purchaser to Soaring Wings under that certain Amended and Restated Operating Agreement of Purchaser dated October 11, 2019 (the “Operating Agreement”) that are not required to be paid to Lender pursuant to the Subordination Agreement, less (iv) the aggregate cash payments made by Purchaser to Soaring Wings following a Listing Failure Anniversary pursuant to Section 1.2(c) of the Asset Purchase Agreement that are not required to be paid to Lender pursuant to the Subordination Agreement (and for the avoidance of doubt, were not applied to satisfy Losses pursuant to Section 7.9(b) under the Asset Purchase Agreement), less (v) the aggregate amount of Losses satisfied by Sellers to any ARC WingHouse Indemnified Party pursuant to Sections 7.9(a), (b) and (c) under the Asset Purchase Agreement that are not required to be paid to Lender pursuant to the Subordination Agreement. For the purposes of this Section 1(b), “Distributions”, “Tax Distributions” and “Losses” shall have the meaning ascribed to such terms in the Operating Agreement.

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(c) Put Deadline. For purposes hereof, “Put Deadline” shall mean the later of (y) the fifth anniversary of the Effective Date and (z) twelve months (12) months following the date on which Company provides written notice to Soaring Wings that: (i) it has indefeasibly paid and satisfied in full the Debt (as defined below), (ii) Soaring Wings is not restricted from exercising its rights under this Agreement (in whole or in part) pursuant to that certain Subordination Agreement dated on or around the Effective Date (the “Subordination Agreement”) by and among Soaring Wings, Purchaser, and City National Bank of Florida (the “Lender”), or otherwise, and (iii) the Company has legally sufficient funds to pay the Put Payment in full. Purchaser hereby agrees to provide prompt notice to Soaring Wings of any event of default or default under and as defined in the loan documents governing the Debt (as defined below).

(d) Put Closing.

(i) The closing of the purchase and sale of the ARC Stock that may be put to Parent pursuant to Section 1(a) (the “Put Closing”) shall take place at the offices of Parent such other location as may be mutually agreed upon by the Parent and Soaring Wings on the date specified by Soaring Wings in the Put Notice; provided, however, the Put Closing shall not occur at any time prior to the 5th anniversary of the Effective Date.

(ii) Parent will pay Soaring Wings the Put Payment at the Put Closing by wire transfer of immediately available funds to a bank account designated by Soaring Wings in the Put Notice. If for any reason Parent fails to pay the Put Payment at the Put Closing (or Soaring Wings is prevented from sending a Put Notice or receiving the Put Payment pursuant to the Subordination Agreement (“Lender Blockage”)), interest will accrue on a daily basis on the unpaid Put Payment (with such Put Payment being calculated as of the 5th anniversary of the Effective Date, in the case of a Lender Blockage) beginning on the day of the Put Closing (or, in the case of a Lender Blockage, the 5th anniversary of the Effective Date) at the lesser of: (1) 18% per annum or (2) the maximum rate of interest permitted by applicable law, until such time as the Put Payment plus all accrued interest thereon has been paid to Soaring Wings (as applicable, “Default Interest”). Notwithstanding anything to the contrary, such Default Interest shall be payable in addition to the Put Payment as consideration for the ARC Stock that is the subject of the Put Notice.

(iii) At such time as Soaring Wings receives the Put Payment plus all additional amounts due to Soaring Wings under this Agreement, Soaring Wings will assign and deliver to Parent the ARC Stock that was put to the Parent pursuant to Section 1(a), free and clear of any lien or encumbrance, by executing and delivering a stock transfer power or other instrument of transfer in a customary form.

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2. Specific Performance. Soaring Wings, in addition to being entitled to exercise all rights and pursue all remedies granted by law and equity, including recovery of damages and collection of the Put Payment and Default Interest thereon, shall be entitled to specific performance of its rights provided under this Agreement, without the requirement of posting of any bond. The Company agrees that monetary damages may not be adequate compensation for any loss incurred by reason of a breach by the Company of the provisions of this Agreement and hereby agrees, in an action for specific performance, to waive the defense that a remedy at law would be adequate.

3. Guaranty. Purchaser unconditionally and irrevocably guarantees to Soaring Wings the full and prompt performance and payment by Parent of all obligations of Parent to Soaring Wings under this Agreement. Soaring Wings may enforce the foregoing guaranty against Purchaser without the necessity of any action or proceedings against Parent or any other party or against any collateral held by Soaring Wings (if any). Purchaser’s guaranty is an absolute, unconditional and continuing guaranty without regard to the validity or enforceability of any obligation of Parent to Soaring Wings under this Agreement. Further, Purchaser expressly agrees that its obligations hereunder shall not in any way be terminated, affected or impaired by reason of (a) the granting by Soaring Wings of any indulgences to Parent, (b) the assertion against Soaring Wings or any of its subsidiaries of any of the rights and remedies reserved to Company (or either one of them) pursuant to the Asset Purchase Agreement or its limited liability company agreement or (c) the release of Parent from any of Parent’s obligations, whether by operation of law or otherwise, Purchaser hereby waiving all suretyship defenses and all other defenses other than strict payment and performance of all of Parent’s obligations under this Agreement.

4. Subordination. Soaring Wings acknowledges and agrees that Purchaser has obtained debt financing (the “Debt”) from the Lender for the purpose of enabling Purchaser to complete the transactions contemplated by the Asset Purchase Agreement. Soaring Wings hereby subordinates to Lender all consideration to which Soaring Wings may in the future be entitled under this Put Agreement from Purchaser to the extent and in the manner set forth in the Subordination Agreement. Purchaser shall deliver to Soaring Wings copies of any and all modifications, amendments, extensions, alterations, changes or revisions to the loan documents evidencing the Debt and will provide Soaring Wings notice of any default thereunder and of the payment in full of the Debt. Notwithstanding anything to the contrary in this Agreement or the Subordination Agreement, neither Purchaser nor Parent will extend the term of the Debt or increase the principal amount of the Debt.

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5. Notices. All notices or other communications required or permitted under this Agreement shall be in writing and shall be deemed given or delivered (a) when delivered personally, (b) if sent by registered or certified mail, return receipt requested, or by private courier when received; and shall be addressed as follows:

If to the Purchaser or Parent, to:

ARC Group, Inc.

1409 Kingsley Ave., Ste. 2

Orange Park, Florida 32073

Attention: Seenu G. Kasturi, Chief Executive Officer

If to Soaring Wings, to:

Soaring Wings, LLC

1600 E. 8th Avenue

Suite A-208

Tampa, Florida 33605

Attention: Kenneth P. Jones

With copy to:

Hill Ward Henderson

3700 Bank of America Plaza

101 E. Kennedy Boulevard

Tampa, Florida 33602

Attention: John C. Connery, Jr.

6. Delays, Omissions, Etc. No delay or omission to exercise any right, power or remedy accruing to Soaring Wings upon any breach or default by the Company under this Agreement shall be deemed a further or continuing waiver or a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of Soaring Wings of any breach or default by the Company under this Agreement, or any waiver on the part of Soaring Wings of any provision, term or condition of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.

7. Merger; Amendments. This Agreement represents the exclusive understanding of the parties with respect to the subject matter hereof and supersedes any prior agreements and understandings with respect thereto. This Agreement may not be amended, modified, supplemented or restated except pursuant to a written instruments signed by all of the parties hereto.

8. Severability. If any provision contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. Upon such determination that any provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

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9. Headings. The descriptive headings of the several sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

10. Assignment; Heirs and Legal Representatives. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. However, neither this Agreement nor any of the rights or obligations hereunder are assignable by Parent or Purchaser unless such assignment is consented to in writing by Soaring Wings. Soaring Wings may assign its rights and obligations hereunder to any Person who acquires any of the ARC Stock Consideration.

11. Governing Law; Jurisdiction and Venue. This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to the conflicts of law provisions of the State of Florida or of any other state. The parties (a) consent to the personal jurisdiction of the state and federal courts having jurisdiction in Jacksonville, Florida, (b) stipulate that the exclusive jurisdiction and venue for any legal proceeding arising out of this Agreement is the state and federal courts having jurisdiction in Jacksonville, Florida, and (c) waive any defense, whether asserted by motion or pleading, that any such venue is an improper or inconvenient venue.

12. Counterparts; Signature by Facsimile and E-mail Transmission. This Agreement and any amendment, restatement, or termination of any provision of this Agreement, may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto. A party’s transmission by facsimile or by e-mail transmission Portable Document Format (also known as a PDF file) of a copy of this Agreement duly executed by that party shall constitute effective delivery by that party of an executed copy of this Agreement to the party receiving the transmission.

13. Waiver of Jury Trial. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

14. ARC Stock Consideration. All references to ARC Stock Consideration are deemed to mean: (a) all shares of ARC Stock held or beneficially owned by Soaring Wings that were issued to Soaring Wings pursuant to Section 1.2(c) of the Asset Purchase Agreement, and (b) any shares of common stock of Parent issued or issuable to Soaring Wings with respect to such ARC Stock by way of a dividend or split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, shares subdivision, distribution, recapitalization, merger, consolidation, other reorganization or other similar event.

15. Re-Issuance. If Soaring Wings is required to remit any amount received under this Agreement to Lender pursuant to the Subordination Agreement, Purchaser and Parent shall cause the number of shares of ARC Stock purchased by Parent pursuant hereto for which such payment to Lender was made to be immediately transferred back or re-issued to Soaring Wings without any cost or expense to Soaring Wings, which shares of ARC Stock shall be validly issued, fully paid and non-assessable.

[Signatures appear on next page]

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SIGNATURE PAGE TO
PUT AGREEMENT

IN WITNESS WHEREOF, the undersigned has caused this Put Agreement to be duly executed and delivered as of the date first written above.

PARENT:

ARC Group, Inc., a Nevada corporation

By:	/s/ Seenu Kasturi
Name:	Seenu Kasturi
Title:	CEO

PURCHASER:

ARC Winghouse, llc, a Florida limited liability company

By:	/s/ Seenu Kasturi
Name:	Seenu Kasturi
Title:	Manager

SOARING WINGS:

Soaring Wings, LLC, a Florida limited liability company

By:	Soaring Wings Manger, LLC,
a Florida limited liability company,
its Manager

By:	/s/ Kenneth P. Jones
Name:	Kenneth P. Jones
Title:	Manager

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